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                                                                   EXHIBIT 10.2

                                    EXHIBIT D

                      AMENDMENT TO COLLABORATION AGREEMENT

         THIS AMENDMENT dated as of the Effective Date, along with all Schedules attached hereto (collectively the "Amendment"), is made by and between Sankyo Pharma, Inc., a Delaware corporation, Two Hilton Court, Parsipanny, New Jersey 07054 ("Sankyo"), and GelTex Pharmaceuticals, Inc., a Massachusetts corporation, 153 Second Avenue, Waltham, Massachusetts 02451 (formerly, GelTex Pharmaceutical Inc., a Delaware corporation having its principal place of business at 153 Second Avenue, Waltham, Massachusetts 02451) ("GelTex"). Sankyo and GelTex are sometimes referred to herein collectively as the "Parties".

                                    RECITALS

     A. Sankyo and GelTex are parties to a certain Collaboration Agreement entered into between them on December 23, 1999 (the "Agreement") and a certain Quality Agreement entered into between them on December 23, 1999 (the "Finished Product Quality Agreement").

     B. Sankyo and GelTex desire to amend the Agreement, to terminate the Finished Product Quality Agreement, and to enter into a new Quality Agreement in connection with Sankyo's desire to exercise its right under Section 5.2.1 of the Agreement to assume full responsibility with respect to the testing, tableting, packaging and labeling of Finished Product (as defined in the Agreement).

     C. The Parties agree that this Amendment is contingent upon the execution of a Letter of Intent between Sankyo and Patheon Inc. ("Patheon") for testing, tableting, packaging and labeling of Finished Product.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants, the Parties hereto, intending to be legally bound hereby, agree as follows:

                              TERMS AND CONDITIONS

1. DEFINITIONS

     All terms in this Amendment not otherwise defined herein shall have the same definitions as in the Agreement. The following terms are defined as follows:

     "Contracts" shall mean all written agreements between GelTex and Patheon, or Patheon's predecessor, Global Pharm Inc., for the conversion, testing, tableting, packaging and labeling of Finished Product, including, but not limited to, accepted purchase orders.

     "Effective Date" shall mean the date and year upon which Sankyo and Patheon shall execute the Letter of Intent.
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     "Letter of Intent" shall mean the preliminary agreement which shall be negotiated and executed between Sankyo and Patheon which describes certain key provisions relating to the services to be provided to Sankyo by Patheon.

2. MODIFICATIONS TO THE AGREEMENT

     2.1 Pursuant to Section 5.2.1 of the Agreement, Sankyo hereby exercises its right to assume, and as of the Effective Date Sankyo does hereby assume, all of GelTex's rights and obligations under the Contracts with Patheon for the conversion and packaging of Finished Product. Sankyo herby assumes full responsibility for the testing, tableting, packaging and labeling of Finished Product. Notwithstanding the generality of the foregoing, Sankyo shall not be deemed to have assumed any obligations, liabilities or responsibilities under this Amendment or otherwise to the extent such obligations, liabilities or responsibilities were due to be performed by GelTex prior to the Effective Date and are in default as of the Effective Date or any violation of any of the representations, warranties, covenants or agreements of GelTex contained in the Agreement or this Amendment. The parties agree that, notwithstanding anything to the contrary herein, GelTex shall continue, after the Effective Date, to be fully responsible under the Agreement for all Works in Progress existing as of the Effective Date. Works in Progress shall only include Drug Substance which was dispensed prior to the Effective Date and which was not released and accepted by Sankyo prior to the Effective Date. Upon receipt of an invoice from GelTex, Sankyo shall promptly reimburse GelTex for (a) those external Third Party costs incurred by GelTex in satisfying its obligations with respect to the Works in Progress and (b) the fully burdened cost of GelTex labor incurred by GelTex in satisfying its obligations with respect to Works in Progress.

     2.2 Sankyo and GelTex each agrees that on and after the Effective Date:

     (a) Section 3.4 of the Agreement shall be deleted in its entirety and replaced in full with the following:

          "3.4 MANUFACTURE OF PRODUCT. Sankyo shall have the right to manufacture, or have manufactured, Finished Product in any country around the world for use, offer for sale and sale by itself in the territories allocated to it under the Agreement. GelTex shall have the right (i) to manufacture, or have manufactured, Drug Substance in any country around the world for use, offer for sale and sale by itself, or its licensees (including Sankyo), in the territories allocated to it under the Agreement, and (ii) to manufacture, or have manufactured, Finished Product in any country around the world for use, offer for sale and sale by itself, or its licensees, in any territory outside of the Territory."

     (b) The last sentence of Section 5.1.9 of the Agreement shall be deleted in full.

     (c) Except with respect to Works in Progress as set forth in Section 2.1 above, Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7, 5.2.8, 5.2.9 of
the Agreement shall be terminated and GelTex shall be relieved of its obligations thereunder for the periods on and after

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the Effective Date.

     (d) The last sentence of Section 5.3 shall be deleted and replaced in full with the following sentence:

          "In addition, if the changes to Specifications would result in an increase in GelTex's costs of the Drug Substance, the prices set forth in Section 5.1.10 shall be adjusted to reflect such increased cost to GelTex."

     (e) Section 5.4.1 shall be deleted in its entirety and replaced with the following:

          "5.4.1 DESCRIPTION OF PROJECT COSTS. Project Costs shall include, with respect to GelTex's supply of Drug Substance, (a) those external Third Party costs incurred by GelTex in modifying the Specifications in response to a request by Sankyo under Section 5.3, including, but not limited to costs paid for process development work, validation lots and stability lots, and (b) the fully burdened cost of GelTex labor incurred by GelTex in implementing a modification to the Specifications in response to a request by Sankyo under Section 5.3."

     (f) Section 6.2.2 of the Agreement shall be terminated.

     (g) Section 6.4.1 of the Agreement shall be deleted in its entirety and replaced with the following:

          "6.4.1 DEFINING THE PROJECTS. From time to time during the Term, Sankyo may deliver to GelTex a written request for assistance by GelTex in certain projects, including, but not limited to, quality and technical assistance relating to Finished Product. GelTex shall have the right, but not the obligation to accept the assignment of such projects from Sankyo. If GelTex agrees to conduct the project requested by Sankyo, GelTex shall prepare a budget for the costs associated with the project, as defined by Sankyo. The budget shall include the fully burdened cost of GelTex labor to be incurred in connection with GelTex's completion of the project and the Third party costs to be incurred by GelTex in completing the project. GelTex shall use all commercially reasonable and diligent efforts to complete the projects which it accepts.

     (h) Section 14.5 of the Agreement shall be amended such that a copy of all consents, notices, or reports required or permitted to be given to Sankyo under the Agreement shall be sent to the attention of "Corporate Counsel".

     2.3 GelTex shall reimburse Sankyo for US $750,000 of costs, as incurred, for certain capital improvements to Patheon's manufacturing facility which shall be payable by Sankyo to Patheon pursuant to the terms of the Letter of Intent or a Supply Agreement to be entered into between Sankyo and Patheon. GelTex shall make such payments to Sankyo within forty-five (45) days of receipt from Sankyo of invoices providing such information as may reasonably be

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requested by GelTex. Notwithstanding the above, GelTex shall not be obligated to make any payments to Sankyo under this Section 2.3 until after the Effective
Date.

     2.4 Promptly following the Effective Date, GelTex shall deliver to Sankyo copies of all Contracts between GelTex and Patheon for the coversion and packaging of Finished Products. In addition, GelTex shall deliver to Sankyo copies of any reports, manuals, files or other documents relating to the Contract between GelTex and Patheon as Sankyo shall reasonably request.

     2.5 Except as expressly changed or modified herein, all of the terms and conditions of the Agreement remain in full force and effect without change or modification.

3. TERMINATION OF THE FINISHED PRODUCT QUALITY AGREEMENT

     3.1 Sankyo shall assume all of the rights and responsibilities for the quality and regulatory services regarding the Finished Product that GelTex was responsible for providing under the Finished Product Quality Agreement, and the Finished Product Quality Agreement shall be terminated as of the Effective Date.

     3.2 The parties agree to enter into a new Quality Agreement to be effective as of the Effective Date, which shall set forth the responsibilities for the quality and regulatory services regarding Drug Substance (the "Drug Substance Quality Agreement."). The Drug Substance Quality Agreement shall be in substantially the form attached hereto as SCHEDULE A.

4. CAPITAL EQUIPMENT

     Upon the Effective Date, Sankyo shall purchase from GelTex that certain equipment owned by GelTex that is used by Patheon in the manufacture of Finished Product and located at Patheon's facility, all of which is more fully described, and for the amounts set forth, in the attached SCHEDULE B. GelTex makes no representations whatsoever as to the equipment. All equipment shall be transferred to Sankyo "AS IS" WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. GELTEX MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE EQUIPMENT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF OTHERS. Sankyo acknowledges that GelTex has historically relied upon Patheon and its predecessor to annually test lots of GelTex's product Renagel(R) phosphate binder as required by the Canadian regulatory authorities, and that in performing such testing Patheon utilizes certain equipment described on Schedule B (the "Testing Equipment") that may also be used by Patheon in the manufacture of Finished Product. The Testing Equipment is being sold directly to Patheon by GelTex under separate Bill of Sale, and Patheon intends to utilize the Testing Equipment in the manufacture of Finished Product. Notwithstanding its use in the manufacture of Finished Product, Sankyo agrees that Patheon may continue to use the Testing Equipment to test Renagel phosphate binder as requested by GelTex.

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5. CONDITION TO THE OBLIGATIONS OF SANKYO

     5.1 The terms and conditions of this Amendment including, without limitation, the obligations of Sankyo to assume the rights and obligations relating to the conversion, tableting, packaging and labeling of Finished Product and the performance quality and regulatory services relating to the Finished Product shall be conditioned upon the execution of the Letter of Intent.

     5.2 In the event that Sankyo and Patheon do not execute the Letter of Intent on or before April 30, 2001, this Amendment shall terminate. In such case, Sankyo and GelTex each hereby acknowledges and agrees that Sankyo's rights under the Agreement to tablet, package and label, or to have tableted, packaged and labeled, Finished Product shall continue, exercisable at any time after the date of this Amendment by Sankyo in accordance with the terms of the Agreement and shall survive the termination of this Amendment.

6. OBLIGATIONS WITH RESPECT TO DRUG SUBSTANCE

     Sankyo and GelTex acknowledge and agree that nothing contained in this Amendment shall obligate or require Sankyo to assume any obligations with respect to identifying and contracting with Manufacturers to produce Drug Substance, nor does anything contained in this Amendment obligate or require GelTex to transfer to Sankyo its rights to identify and contract with Manufacturers to produce Drug Substance. Until such time, if ever, that GelTex and Sankyo agree as to the terms under which transfer of responsibility for Drug Substance from GelTex to Sankyo will occur, GelTex shall continue to perform such responsibilities and Sankyo will continue to purchase all of its requirements for Drug Substance from GelTex in accordance with the terms of the Agreement. GelTex hereby agrees to cooperate and assist Sankyo in its conducting of due diligence investigation with respect to the Manufacture of Drug Substance.

7. REPRESENTATION AND WARRANTY OF GELTEX

     GelTex represents and warrants that, other than deviations of which Sankyo has received notice from GelTex, (i) the parties to the Contracts are in compliance in all material respects with the provisions thereof; (ii) no party is default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any thereof. GelTex represents and warrants that the Contracts are in compliance with all applicable laws and regulations.

8. RATIFICATION OF THE AGREEMENT

     The Agreement, as amended hereby, is hereby ratified and confirmed by each of the Parties.

9. MISCELLANEOUS

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     9.1 The Parties agree that this Amendment shall be attached to the
Agreement as Exhibit D and further agree that if there are any inconsistencies between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control and prevail.

     9.2 Sankyo and GelTex shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms and conditions of this Amendment and any agreement or instrument delivered pursuant hereto.

     IN WITNESS WHEREOF, each of the Parties hereto has cause this Amendment to be executed as of the day and year first written above.

SANKYO PHARMA, INC.                        GELTEX PHARMACEUTICALS, INC.

By: /s/ J PIERONI                          By: /s/ TIMOTHY NOYES
- ---------------------------                ---------------------------

Name: Joseph Pieroni                       Name:  Timothy Noyes

Title: President                           Title:  Senior Vice President and
                                                   General Manager

Date: 4/17/01                              Date:  4/23/01

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